QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.43

EXECUTION COPY

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between Raju Mantena, an individual ("Employee"), and Magellan Health Services, Inc. ("Magellan"), on behalf of itself and its subsidiaries and affiliates (collectively referred to herein as "Employer"), this 27th day of June 2006.

        WHEREAS, Employee currently is the chief executive officer and president of ICORE Healthcare, LLC ("ICORE') and owns an equity interest in ICORE; and

        WHEREAS, Magellan, Green Spring Health Services Inc., a Delaware corporation and wholly-owned subsidiary of Employer ("Acquiring Corp."), Magellan Sub Co. II, Inc. (a wholly-owned subsidiary of Acquiring Corp.) and ICORE have entered into the Agreement and Plan of Merger, dated as of June 27, 2006 (the "Merger Agreement"), pursuant to which, on the terms and conditions therein provided, Magellan Sub Co. II, Inc., will be merged with and into ICORE which will continue as the surviving entity and which will continue the business of ICORE (the "Merger"); and

        WHEREAS, Employee has entered into a Subscription Agreement with Magellan, dated as of June 27, 2006 (the "Subscription Agreement"), pursuant to which, on the terms and conditions therein provided, Employee has agreed to purchase certain shares of common stock of Magellan; and

        WHEREAS, Employer desires to obtain the services of Employee and Employee desires to render services to Employer, effective upon the Merger, with Employee in such employment continuing to serve as chief executive of ICORE's business; and

        WHEREAS, Employer and Employee desire to set forth the terms and conditions of Employee's employment with Employer under this Agreement;

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

        1.    Employment.    Employer agrees to employ Employee, and Employee accepts such employment, in accordance with the terms of this Agreement, effective upon and subject to the closing of the Merger, for a term commencing on the Closing Date provided by the Merger Agreement (the "Commencement Date") and continuing until December 31, 2008, unless terminated earlier in accordance with the terms of this Agreement. The duration of Employee's employment hereunder shall automatically renew for successive twelve (12) month periods as of the day it would otherwise terminate, unless prior notice of termination is given as provided herein. Until December 31, 2008, if either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least one hundred and eighty (180) days prior to the next renewal date. Starting in 2009, if either party decides not to renew this Agreement, they must provide the other party notice of their intent not to renew the Agreement at least ninety (90) days prior to the next renewal date. Employer's notice of intent not to renew the Agreement shall be deemed to be a termination of employment by Employer without cause and the provisions of Section 6(c) shall apply. On the Commencement Date, Employee shall deliver to Magellan a General Release and Covenant Not to Sue, signed by Employee, in the form of Exhibit A attached hereto, effective upon delivery on the Commencement Date (the "Commencement Date Release"). Delivery by Employee of the signed Commencement Date Release to Magellan is a material term of this Agreement.

        2.    Position and Duties of Employee.    Employee will serve as President and Chief Executive Officer of ICORE Healthcare, LLC, and Senior Vice President of Magellan, Specialty Pharmacy Strategic Business Unit. In both of these capacities, Employee will report to the President and Chief Operating Officer of Magellan. Subsequent to December 31, 2008, Employee agrees to serve in such other positions, and to perform the duties that Employer may assign from time to time to Employee after such date in connection with such position, as are consistent with Employee's status as an executive of Magellan of comparable rank and at the same or greater base salary level and a similar location.

        3.    Time Devoted.    Employee will devote his full business time and energy to the business affairs and interests of Employer, and will use his best efforts and abilities to promote Employer's interests. Employee agrees that he will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his position and in accordance with the policies established by the Employer. Employee shall not participate on any outside boards, public or private, without the prior written permission of Employer.

        4.    Compensation.

          (a)    Base Salary.    Employer will pay Employee a base annual salary in the amount of Two Hundred Seventy Thousand ($270,000) dollars, which amount will be paid in semi-monthly intervals less appropriate withholdings for federal and state taxes and other deductions authorized by Employee. Such salary will be subject to review and upward adjustment by Employer from time to time.

          (b)    Benefits.    Except as otherwise provided by Section 4(c), Employee will be eligible to participate in Employer's benefit plans commensurate with his position. Employee will receive separate information detailing the terms of such benefit plans and the terms of those plans will control.

          (c)    Bonus.    It is understood and agreed that Employee shall not, unless otherwise agreed in writing by Employer, be eligible to participate in any annual incentive plan or in Magellan's 2006 Management Incentive Plan (and any comparable subsequent stock incentive plan).

          (d)    Withholding.    The Company shall be entitled to deduct and withhold from any payment to be made to Employee hereunder such amounts as may be required to be deducted and withheld by it (or any affiliated company) with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign tax law and any regulations thereunder. To the extent amounts are so withheld and paid over to the appropriate taxing authority in respect of Employee, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to Employee.

        5.    Expenses.    During the term of this Agreement, Employer will reimburse Employee promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer's business upon receipt of reasonably supporting documentation as required by Employer's policies applicable to its employees generally.

        6.    Termination.

          (a)    Termination Due to Resignation.

            (i)    Without "Good Reason."    Employee may resign his employment at any time without "Good Reason" (as defined in Section 6(a)(ii)) by giving one hundred and eighty (180) days' prior written notice of resignation to Employer, prior to December 31, 2008, and ninety (90) days prior written notice of resignation to Employer, after December 31, 2008. Except as otherwise set forth in this Agreement or as otherwise required by law, Employee's employment, and Employee's right to receive compensation and benefits from Employer, will terminate upon the effective date of Employee's termination due to resignation without "Good Reason". If Employee resigns pursuant to this Section 6(a)(i), Employer's only remaining financial obligation to Employee under this Agreement will be to pay Employee: (a) any earned but unpaid Base Salary and accrued paid time off through the effective date of Employee's termination; (b) reimbursement of expenses incurred by Employee through the effective date of termination which are reimbursable pursuant to this Agreement; (c) the Employee's vested portion of any Magellan deferred compensation or other benefit plan, as determined in accordance with the provisions of such plan; and (d) any other sums due and owing to Employee as of the date of termination.

            (ii)    With "Good Reason."    Employee may resign his employment at any time with "Good Reason" by giving thirty (30) days prior written notice of resignation to Employer, provided that Employer will have thirty (30) days following receipt of such notice to cure any conduct or act, if curable, alleged to provide grounds for termination for Good Reason hereunder. Except as otherwise set forth in this Agreement or as otherwise required by law, Employee's employment, and Employee's right to receive compensation and benefits from Employer, will terminate upon the effective date of Employee's termination due to resignation with "Good Reason". If Employee resigns pursuant to this Section 6(a)(ii), Employer's only remaining financial obligation to Employee under this Agreement will be to provide the payments and benefits delineated in Section 6(c) of this Agreement, on the terms and conditions included therein (including the requirement for delivery by Employee to Magellan of the release provided therein), as if Employer had terminated Employee's employment hereunder without cause. "Good Reason" shall mean the occurrence of any of the following events: (x) a material breach by Employer of its obligations to Employee under this Agreement or the Merger Agreement; (y) a material reduction in Employee's duties or title without Employee's prior written consent; or (z) a change or termination of any benefit plan in which Employee participates, in a manner that has an adverse effect on the Employee in comparison to other executives of similar rank. It is understood and agreed that, in connection with Magellan's acquisition of ownership of ICORE and the on-going operation of ICORE as a subsidiary of Magellan, Magellan may be providing certain administrative services with respect to ICORE's business, as have customarily been provided by Magellan to its subsidiary operations as "corporate office" services, such as internal audit, treasury, accounting, financial, legal, information technology and human resources services. Accordingly, clause (y) of the foregoing definition of Good Reason shall be applied in the context that ICORE's administrative processes in such areas may change and that changes of such nature will not constitute a change in Employee's duties. In addition, for further clarification with respect to clause (z) of the foregoing definition of Good Reason, the termination by Employer of a benefit plan in which Employee and similarly situated employees participate on the same terms as to Employee as applicable to similarly situated employees shall not constitute "Good Reason."

          (b)    Termination with Cause.    Except as otherwise set forth in this Agreement or as otherwise required by law, Employee's employment, and Employee's right to receive compensation and benefits from Employer, may be terminated for cause at the discretion of Employer under the following circumstances:

    (i)
    Employee's commission of an act of fraud or dishonesty involving his duties on behalf of Employer;

    (ii)
    Employee's failure or refusal to faithfully and diligently perform duties assigned to Employee in accordance with, or other breach of any material term of, this Agreement;

    (iii)
    Employee's failure or refusal to abide by Employer's policies, rules or directives; or

    (iv)
    Employee's conviction of a felony or a misdemeanor involving moral turpitude.

If Employee is terminated pursuant to this Section 6(b), Employer's only remaining financial obligation to Employee under this Agreement will be to pay Employee the following: (i) any earned but unpaid Base Salary and accrued paid time off through the date of Employee's termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; (iii) the Employee's vested portion of any Magellan deferred compensation or other benefit plan, as determined in accordance with the provisions of such plan; and (iv) any other sums due and owing Employee as of the date of termination.

Before terminating Employee's employment by reason of any of the deficiencies in performance described in Sections 6(b)(i), (ii), (iii) and (iv), Employer will give Employee written notice indicating the specific termination provision relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for the termination and will provide a reasonable opportunity to cure such situation (if cure is possible), but in no event less then twenty (20) days or more than thirty (30) days.

          (c)    Termination Without Cause.    Employer may terminate this Agreement without cause at any time by giving thirty (30) days prior written notice to Employee. "Without cause" termination shall include Employer's notice to Employee of its intent not to renew this Agreement in accordance with the provisions of Section 1 hereof. If Employer terminates this Agreement without cause, Employer shall pay Employee the following in accordance with Employer's payroll practices: (i) any earned but unpaid Base Salary and accrued paid time off through the effective date of Employee's termination; (ii) Employee's annual Base Salary over the subsequent 12 months (such 12 month period, the "Severance Period"); (iii) reimbursement of expenses incurred by Employee through the effective date of termination which are reimbursable pursuant to this Agreement; (iv) the Employee's vested portion of any Magellan deferred compensation or other benefit plan, as determined in accordance with the provisions of such plan; and (v) any other sums due and owing Employee as of the date of termination. The payments to be made to Employee pursuant to this Section 6(c) shall, unless otherwise required to be made under the terms of a benefit plan, be contingent upon Employee executing and delivering to Magellan upon or as soon as practicable after the effective date of the termination of his employment a release in the form attached to this Agreement as Exhibit B, and Employee not having given notice of cancellation thereof in accordance therewith during the period provided thereby. Employee may elect "COBRA coverage" so as to continue health, dental, and vision insurance during the Severance Period and beyond. If COBRA coverage is elected, Employer will continue to pay the Employer's contribution rate for the health, dental, and vision insurance during the Severance Period as it does for continuing employees; it being understood that currently Employer makes no contribution to dental or vision insurance coverage for its employees.

          (d)    Automatic Termination.    This Agreement will terminate automatically upon the death or permanent Disability of Employee. Employee will be deemed to be "Disabled" or to suffer from a "Disability" within the meaning of this Agreement if, because of a physical or mental impairment, Employee has been unable to perform the essential functions of his position, with or without reasonable accommodation, for a period of 180 consecutive days, or if Employee can reasonably be expected to be unable to perform the essential functions of his position for such period, in either case as determined, in the event of a disagreement, by a medical doctor selected by Employer and acceptable to Employee. If Employee is terminated pursuant to this Section 6(d), Employee will receive the following in accordance with Employer's payroll practices: (i) any earned but unpaid Base Salary and accrued paid time off through the date of Employee's termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; (iii) the Employee's vested portion of any deferred compensation or other benefit plan, including but not limited to any stock incentive plan, as determined in accordance with the provisions of such plan; and (iv) any other sums due and owing Employee as of the date of termination.

          (e)    Effect of Termination.    Except as otherwise provided for in this Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease, except for (i) the rights and obligations under Sections 4 and 5 to the extent Employee has not been compensated or reimbursed for services performed prior to termination (the amount of compensation to be prorated for the portion of the pay period prior to termination), (ii) the rights and obligations under Sections 7, 8 and 9 and (iii) all procedural and remedial provisions of this Agreement.

          (f)    Provisions Related to the Merger Agreement.    As long as Employee is employed pursuant to this Agreement or his employment has terminated pursuant to Section 6(a)(ii), 6(c) or 6(d) (a "Qualifying Reason"), Employee shall be considered an Employee in Good Standing for purposes of the Merger Agreement.

        7.    Protection of Confidential Information/Non-Competition/Non-Solicitation.

        Employee covenants and agrees that in consideration of the Merger Consideration in connection with the Merger and in consideration of Employer employing Employee pursuant to the terms of this agreement as follows:

          (a)(i)    Confidential Information.    During Employer's employment of Employee and following the termination of Employee's employment for any reason, Employee will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Employee's employment or after receipt of the prior written consent of Employer, any confidential information of Employer or its controlled subsidiaries or affiliates, that comes into his knowledge during his employment by Employer (the "Confidential Information" as hereinafter further defined). The obligation not to use or disclose any Confidential Information will not apply to any Confidential Information that is or becomes public knowledge through no fault of Employee or that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge. The above will be without prejudice to any additional rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

          (a)(ii)    Trade Secrets.    Employee shall hold in confidence all Trade Secrets of Employer, its direct and indirect subsidiaries, and/or its customers that came into his knowledge during his employment by Employer and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets, other than at the direction of Employer, for as long as the information remains a Trade Secret.

          (a)(iii)    For purposes of this Agreement, the following definitions apply:

          "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to Employer and not generally known to the public or to competitors of Employer.

          "Trade Secret" means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          It is understood that neither "Confidential Information" nor "Trade Secrets" include information which:

    (a)
    is or subsequently becomes publicly available without the breach of any obligation owed to the Employer;

    (b)
    is disclosed with the prior written approval of the Employer; or

    (c)
    is obligated to be produced under order of a court of competent jurisdiction or a valid administrative, congressional, or other subpoena, civil investigative demand or similar process; provided, however, that upon issuance of any such order, subpoena, demand or other process, the Employee shall promptly notify the Employer and shall provide the Employer with an opportunity (if then available) to contest, at the Employer's expense, the propriety of such order or subpoena (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information).

          (a)(iv)    Interpretation.    The restrictions stated in paragraphs 7(a)(i) and 7(a)(ii) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer's right under applicable state law to protect its trade secrets and confidential information.

          (b)    Non-Competition.

      (i)
      Employee covenants and agrees that during the term of his employment with Employer and for a period of two (2) years immediately following the termination of said employment for any reason, he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in the business of providing or selling services in the United States that are services on the date hereof offered by Employer or offered at the time of the termination of this Agreement, unless waived in writing by Employer in its sole discretion; provided, however, that the foregoing restriction shall only apply to services offered by Magellan and its subsidiaries and not to services provided by a person who comes to control Magellan and not also provided by Magellan prior to such event. Employee recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its controlled subsidiaries and affiliates.

      (ii)
      During the period immediately following Employee's termination from his employment with Employer, Employee may submit a written request to Employer outlining a proposed employment or other employment opportunity that Employee is considering. Employer will review such request, and make a determination within ten (10) business days following receipt of such request, in its sole discretion, as to whether the opportunity would constitute a breach of the non-competition covenant.

          (c)    Non-Solicitation.    To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and their respective controlled subsidiaries and affiliates, Employee agrees that, for a period of two (2) years immediately following the termination of his employment with Employer, he will not, without the prior written permission of Employer, directly or indirectly, for himself or on behalf of any other person or entity, solicit, divert away, take away, or attempt to solicit, or take away any "Customer" of Employer for purposes of providing or selling services that were offered by Employer, if Employer is then still engaged in the sale or provision of such services at the time of the solicitation; provided, however, that the foregoing restriction shall only apply to services offered by Magellan and its subsidiaries and not to services provided by a person who comes to control Magellan and not also provided by Magellan prior to such event. For purposes of this Section 7(c), "Customer" means any individual or entity to whom Employer has provided, or contracted to provide, services during Employee's employment with Employer.

          (d)    Solicitation/Hiring of Employees.    During Employer's employment of Employee and for a period of two (2) years following the termination of Employee's employment with Employer for any reason, Employee will not solicit for employment or hire, directly or indirectly, any employee of Employer who was employed with Employer within the one (1) year period immediately prior to Employee's termination.

          (e)    Termination of Restrictive Covenants.    Notwithstanding the foregoing provisions of this Section 7, in the event that the Deferred Payment (as defined in the Merger Agreement) required to be made to Company Unitholders (as defined in the Merger Agreement) is not made within five business days of the day when such payment is due pursuant to the Merger Agreement, then the restrictive covenants of Sections 7(b), (c) and (d) hereof shall thereupon automatically terminate and be of no further force or effect; it being understood and agreed that, in the event at the time the Deferred Payment is to be made a dispute exists with respect to the application of Article VIII of the Merger Agreement to the calculation of the amount of the Deferred Payment, the failure to make payment of the amount so in dispute shall not be considered as a failure to make payment of the Deferred Payment for purposes hereof.

        8.    Work Made for Hire.    Employee agrees that any written program materials, protocols, research papers, other writings, as well as improvements, inventions, new techniques, programs or products (the "Work") made or developed by Employee within or after normal working hours relating to the business or activities of Employer or any of its subsidiaries, shall be deemed to have been made or developed by Employee solely for the benefit of Employer and will be considered "work made for hire" within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer. In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Employee agrees to assign, convey, and transfer to the Employer all right, title and interest Employee may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Employee agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright.

        9.    Property of Employer.    Employee agrees that, upon the termination of Employee's employment with Employer, Employee will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Employee.

        10.    Governing Law.    This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Connecticut.

        11.    Remedies.    An actual or threatened violation by Employee of the covenants and obligations set forth in Sections 7, 8 and 9 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and that the remedy at law for any such violation will be inadequate. Employee agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond. Employee will also be entitled to seek equitable relief against Employer in connection with enforcement of the covenants and obligations set forth in Sections 7, 8 and 9. The provisions of Sections 4, 5, 6, 7, 8 and 9 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

        12.    Arbitration.    Except for an action for injunctive relief as described in Section 11, any disputes or controversies arising under this Agreement will be settled by arbitration in Avon, Connecticut in accordance with the rules of the American Arbitration Association relating to the arbitration of employment disputes in effect at the time. The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction. The costs and expenses of the arbitration shall be paid for by Employer, but each party shall pay its own attorney's fees and other litigation costs.

(Employee's Initials)

        13.    Notices.    Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Employee:	Raju Mantena 9512 Tavistock Road Orlando, FL 32827
To Employer:	Magellan Health Services, Inc. 55 Nod Road Avon, CT 06001 Attention: General Counsel

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

        14.    Headings.    The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

        15.    Severability.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

        16.    Binding Effect.    This Agreement will be binding upon and shall inure to the benefit of each party and each party's respective successors, heirs and legal representatives. This Agreement may not be assigned by Employee to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

        17.    Employer Policies, Regulations, and Guidelines for Employees.    Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees. These materials are general guidelines for employees' information and will not be construed to alter, modify, or amend this Agreement for any purpose whatsoever.

        18.    No Mitigation; No Set-off.    In the event of any termination of employment under Section 6(a)(ii), (c) or (d), Employee shall be under no obligation to mitigate the amount of any payment by seeking other employment and there shall be no offset against any amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain.

        19.    Entire Agreement.    This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement. No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties. No representations, inducements, or agreements have been made to induce either Employee or Employer to enter into this Agreement, which are not expressly set forth within this Agreement. Employee and Employer acknowledge and agree that Employer's controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK—SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 27th day of June 2006.

MAGELLAN HEALTH SERVICES, INC.
"Employee:"	"Employer"
/s/ Raju Mantena	By:	/s/ René Lerer
RAJU MANTENA	Name:
Title:

QuickLinks

  Exhibit 10.43
EMPLOYMENT AGREEMENT
STATEMENT OF AGREEMENT